EXHIBIT 8.2
[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

November 5, 2007
Washington Group International, Inc.
720 Park Boulevard
P.O. Box 73
Boise, ID 83729
Ladies and Gentlemen:
     We have acted as special counsel for Washington Group International, Inc., a Delaware corporation (“WGI”), and its Board of Directors in connection with the proposed merger (the “First Merger”) of Elk Merger Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of URS Corporation, a Delaware corporation (“URS”), with and into WGI to be followed immediately by the merger (the “Second Merger”) of WGI with and into Bear Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of URS (“Second Merger Sub”), in each case pursuant to an Agreement and Plan of Merger, dated as of May 27, 2007 (as amended through the date hereof, the “Agreement”), by and among URS, Merger Sub, Second Merger Sub and WGI. Any capitalized term used and not defined shall have the meaning given to such term in the Agreement.
     In that connection, WGI has requested our opinion regarding certain United States federal income tax consequences of the Transaction. In providing our opinion, we have examined the Agreement, the Form S-4, the Joint Proxy Statement/Prospectus (including the Supplement to the Joint Proxy Statement/Prospectus dated the date hereof (the “Supplement”)) and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that: (i) the Transaction will be consummated in accordance with the provisions of the Agreement and as described in the Form S-4 and the Joint Proxy Statement/Prospectus (including the Supplement) (and no transaction or condition described therein and affecting this opinion will be or has been waived by any party),

Washington Group International, Inc.
November 5, 2007

(ii) the statements concerning the Transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Form S-4 and the Joint Proxy Statement/Prospectus (including the Supplement) are true, complete and correct, (iii) the statements and representations made by URS, Merger Sub, Second Merger Sub and WGI in their respective letters dated the date hereof and delivered to us for purposes of this opinion are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and the Second Effective Time, (iv) any statements made in any of the documents referred to herein “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the First Merger and the Second Merger will each qualify as a statutory merger under the corporation laws of the State of Delaware, (vi) URS, Merger Sub, Second Merger Sub and WGI will treat the Transaction for United States federal income tax purposes in a manner consistent with the opinion set forth below and (vii) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason or if the Transaction is consummated in a manner that is different from the manner described in the Agreement, the Form S-4 or the Joint Proxy Statement/Prospectus (including the Supplement), our opinion as expressed below may be adversely affected.
     Based upon and subject to the foregoing:
     (i) we are of opinion that, for United States federal income tax purposes, the Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and
     (ii) the discussion in the Joint Proxy Statement/Prospectus entitled “THE MERGER—Material United States Federal Income Tax Consequences, as supplemented by the discussion in the Supplement entitled “THE MODIFIED TERMS OF THE MERGER—Supplemental Material United States Federal Income Tax Consequences” is our opinion insofar as it sets forth United States federal income tax consequences of the Transaction.
     Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform WGI of any such change or inaccuracy that may occur or come to our attention. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax or other consequences of the Transaction.
     This opinion is being provided for the benefit of WGI so that WGI may comply with its obligation under the United States federal securities laws. We consent to the filing of

Washington Group International, Inc.
November 5, 2007

this opinion as Exhibit 8.2 to the Form S-4 and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Wachtell, Lipton, Rosen & Katz